EXHIBIT 99.1

                                  NEWS RELEASE

                     Investor Relations Contact: Susan Spratlen   (972) 444-9001


                Pioneer Provides Update to Third Quarter Outlook

Dallas,  Texas,   September  26,  2001  --  Pioneer  Natural  Resources  Company
("Pioneer")(NYSE:PXD) (TSE:PXD) today provided an update of its third quarter 2001 outlook based on current expectations and partial quarter actual results.

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

Third quarter production is expected to average approximately 117 thousand barrels per day on an oil equivalent basis. Third quarter natural gas sales in Argentina have been lower than expected as winter demand for natural gas has been reduced by above-average temperatures and availability of hydroelectricity. The Company's third quarter realized price for oil, including the effects of hedges, is expected to average approximately $24.75 to $25.25 per barrel. Pioneer's third quarter realized price for natural gas liquids is expected to range from $14.50 to $15.00 per barrel. The Company's third quarter realized price for natural gas, including the effects of hedges, is expected to average approximately $2.50 to $2.70 per Mcf.

Third quarter lease operating expenses (including production and ad valorem taxes) are expected to average approximately $4.80 per BOE. Depreciation, depletion and amortization expense is expected to range from $5.50 to $5.75 per BOE, a result of declining quarter-to-quarter commodity prices.

Total exploration and abandonment expense is expected to range from $20 to $40 million depending upon the results from three Gulf of Mexico exploration wells that are currently drilling. The Company is currently drilling its Malta prospect on the Gulf of Mexico shelf, the Ozona Deep prospect in the deepwater Gulf of Mexico and is participating in the appraisal of the Stirrup discovery on the Gulf of Mexico shelf.

General and administrative expense is expected to be approximately $9 million. Interest expense is expected to be $33 million to $34 million. The Company's third quarter effective tax rate is expected to be approximately 5% of pre-tax income as the Company continues to benefit from the carryforward of prior years' net operating losses in the U.S. and Canada. Cost incurred is expected to range from $125 million to $140 million.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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